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                                             FILED PURSUANT TO RULE 424 (B) (3)
                                                    REGISTRATION NO. 333-180965
AXA Equitable Life Insurance Company
MONY Life Insurance Company of America

SUPPLEMENT DATED DECEMBER 15, 2014 TO THE CURRENT PROSPECTUS FOR

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INCENTIVE LIFE OPTIMIZER II
INCENTIVE LIFE LEGACY(R) II
FOR USE IN CALIFORNIA ONLY
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This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the "Prospectus"). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged and the Prospectus is hereby incorporated by reference. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

AVAILABILITY OF LONG TERM CARE SERVICES/SM/ RIDER IN CALIFORNIA

Subject to eligibility requirements, an optional rider may be added to your policy at issue that provides an acceleration of all or part of the policy's death benefit in the form of monthly payments if the insured becomes chronically ill or cognitively impaired and is receiving qualified long-term care services in accordance with a plan of care. This is our Long-Term Care Services/SM/ Rider. The monthly rate charged for this rider varies based on the individual characteristics of the insured, the benefit percentage you select and whether you select the rider with or without the optional Nonforfeiture Benefit. You can terminate this rider at any time, subject to any continuation of coverage under the optional Nonforfeiture Benefit, if elected.

The current national version of the Long-Term Care Services/SM/ Rider is described in the current prospectus under "More information about policy features and benefits." The purpose of this Supplement is to introduce the new version of the Long-Term Care Services/SM/ Rider that is available in California on or about December 15, 2014 by describing certain variations that apply to the California version of the rider, which is called the Comprehensive Long-Term Care Rider in California. This Supplement makes references to the corresponding sections of your Prospectus.

"Appendix [III]: State policy availability and/or variations of certain features and benefits" describes certain variations from the standard Long-Term Care Services/SM/ Rider that are specific to the form of the rider sold in some states. This Supplement updates "Appendix [III]: State policy availability and/or variations of certain features and benefits" by replacing the California section of the appendix in its entirety with the following:

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 STATE      FEATURES AND BENEFITS             AVAILABILITY OR VARIATION
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CALIFORNIA  Long Term Care Services/SM/ Rider In California, we refer to this rider as the "Comprehensive
                                              Long-Term Care Rider" (Rider
                                              Form No. R12-10CA).

            See "Long Term Care Services/SM/ The following sentence replaces Rider" under "Other benefits you the first sentence of the fourth
            can add by rider" in "More        paragraph of this section in its
            information about policy          entirety:
            features and benefits"

                                              "Benefits are payable once we
                                              receive: 1) a written
                                              certification from a U.S.
                                              licensed health care
                                              practitioner that the insured
                                              person is a chronically ill
                                              individual; 2) a plan of care
                                              prescribed by a licensed health
                                              care practitioner or a
                                              multidisciplinary team under
                                              medical direction which
                                              describes the insured person's
                                              needs and specifies the type and
                                              frequency of qualified long-term
                                              care services required by the
                                              insured person; 3) proof that
                                              the "elimination period," as
                                              discussed below, has been
                                              satisfied; and 4) written notice
                                              of claim and proof of loss in a
                                              form satisfactory to us.
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 STATE       FEATURES AND BENEFITS             AVAILABILITY OR VARIATION
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CALIFORNIA                                     NONFORFEITURE BENEFIT
(CONTINUED)                                    The first two paragraphs of the
                                               "Nonforfeiture Benefit"
                                               subsection are replaced in their
                                               entirety with the following:

                                               For a higher monthly charge, you
                                               can elect the Long-Term Care
                                               Services/SM/ Rider with the
                                               Nonforfeiture Benefit. The
                                               Nonforfeiture Benefit may
                                               continue coverage under the
                                               rider in a reduced benefit
                                               amount in situations where (a)
                                               the Long-Term Care Services/SM/
                                               Rider would otherwise terminate;
                                               (b) you have not already
                                               received benefits (including any
                                               loan repayments) that equal or
                                               exceed the total charges
                                               deducted for the rider; and (c)
                                               your policy and Long-Term Care
                                               Services/SM/ Rider were inforce
                                               for at least four policy years.

                                               While the Nonforfeiture Benefit
                                               is in effect, all of the
                                               provisions of the Long-Term Care
                                               Services/SM/ Rider remain
                                               applicable to you. The maximum
                                               total Nonforfeiture Benefit will
                                               be the greater of:

                                               (a) Three month's maximum
                                               monthly benefit and
                                               (b) The sum of all charges
                                               deducted for the Long-Term Care
                                               Services/SM/ Rider (with the
                                               Nonforfeiture Benefit). This
                                               amount excludes any charges that
                                               may have previously been waived
                                               while rider benefits were being
                                               paid.
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  Copyright 2014 AXA Equitable Life Insurance Company and MONY Life Insurance
                              Company of America.
               All rights reserved. Incentive Life Legacy(R) is
       a registered trademarks of AXA Equitable Life Insurance Company.

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          1290 AVENUE OF THE AMERICAS
                              NEW YORK, NY 10104
                                 212-554-1234

                   EVM 05  (12/14)
                   MLOA IL Legacy II and AXA IL
                   Optimizer II - CA only NB/IF
                   (AR)                                          153093 (12/14)
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